EX-23.1 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-91656, 333-78475, 333-38638, 333-58670, 333-98933, 333-114744, 333-124925, 333-144143 and 333-161418 on Form S-8 of our report dated February 20, 2014 (May 12, 2014 as to the effects of the segment changes described in Note 1 and 20), relating to the consolidated financial statements of Avis Budget Group, Inc. and subsidiaries, appearing in this Current Report on Form 8-K dated May 12, 2014 of Avis Budget Group, Inc. and subsidiaries for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP
New York, NY

May 12, 2014